AMENDMENT NO. 36

TO THE DECLARATION OF TRUST OF

NORTHERN INSTITUTIONAL FUNDS

(a Delaware statutory trust)

This Amendment No. 36 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Institutional Funds (the “Trust”) amends, effective February 19, 2026 the Agreement and Declaration of Trust of the Trust dated as of July 1, 1997, as amended (the “Declaration of Trust”).

WHEREAS, on February 19, 2026, the Board of Trustees of the Trust unanimously voted to establish an additional class of shares of beneficial interest of each of the Treasury Portfolio, the Treasury Instruments Portfolio and the U.S. Government Select Portfolio (each, a “Portfolio,” and together, the “Portfolios”), each a series of the Trust;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1.

An unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into five separate classes of shares designated as Shares, Service Shares, Premier Shares, Siebert Williams Shank Shares, Digital Enabled Shares and Admin Shares in the Treasury Instruments Portfolio.

2.

An unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into five separate classes of shares designated as Shares, Service Shares, Premier Shares, Siebert Williams Shank Shares, and Admin Shares in the Treasury Portfolio.

3.

An unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into five separate classes of shares designated as Shares, Service Shares, Premier Shares, Siebert Williams Shank Shares, and Admin Shares in the U.S. Government Select Portfolio.

4.

Each share of each such class of the Portfolio shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Declaration of Trust with respect to the Portfolio’s shares of beneficial interest.

5.	All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

6.	Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.